Exhibit 10.42
AMENDMENT
TO THE
SUPPLEMENTAL RETIREMENT BENEFIT PLAN
FOR KEY EXECUTIVES
     WHEREAS, KeyCorp has established the Supplemental Retirement Benefit Plan for Key Executives (the “Plan”), and
     WHEREAS, the Board of Directors of KeyCorp has authorized its Compensation Committee to permit amendments to the Plan, and
     WHEREAS, the Compensation Committee of the Board of Directors of KeyCorp has authorized the execution of this Amendment,
     NOW, THEREFORE, pursuant to such action of the Compensation Committee, the Plan is hereby amended as follows:
1.	Article I shall be amended to add the following two (2) new definitions immediately prior to Section 1.1:
1.0 (a)	“Average Interest Credit” shall mean the average of the Interest Credits (as defined in the Pension Plan) for the three (3) consecutive calendar years ending with the year of termination.

1.0 (b)	“Average Treasury Rate” shall mean the average of the Treasury Rates (as defined in the Pension Plan) for the three (3) consecutive calendar years ending with the year of termination.
2.	Section 1.2 shall be amended to delete the term Pension Plan in its entirety and to substitute therefore the “KeyCorp Pension Plan (1989 Restatement).”

3.	Section 1.7 is amended to delete in its entirety and to substitute therefore the following:

“Incentive Compensation Award” shall mean an Incentive Compensation Award granted to a Plan Participant under the KeyCorp Short-Term Incentive Compensation Plan and/or KeyCorp Management Incentive Compensation Plan. For purposes of this Section 1.7 hereof, an Incentive Compensation Award shall be deemed to be for the year in which the Incentive Compensation Award is earned (without regard to the actual time of payment), provided, however, that in no event shall more than one Incentive Compensation Award be included in determining a Participant’s Salary for any applicable year.

4.	Section 1.9 shall be amended to add the words “Cash Balance” immediately following the term KeyCorp and before the term Pension Plan, provided, however, that for purposes of determining a Participant’s monthly Primary Social Security Benefit the term “Pension Plan” shall reference the KeyCorp Pension Plan (1986 Restatement) and further, for purposes of determining the actuarial reduction factors and method of calculating actuarial equivalence the term “Pension Plan” shall reference the KeyCorp Pension Plan (1989 Restatement).

5.	Section 1.12 shall be amended to include the word “Award” immediately following the term “Incentive Compensation” appearing in the second line of Section 1.12.

6.	Section 2.1 shall be amended to include the following new sentence at the end of such Section:

Effective December 31, 1994, all new participation to the Plan shall cease, and only those individuals designated by the Employer as a Participant prior to December 31, 1994 shall continue to participate in the Plan.

7.	Section 4.2 shall be amended to delete it in its entirety and to substitute therefore the following:

Upon retirement after his Normal Retirement Date, a Participant shall receive a monthly allowance which shall commence on the first day of the month coincident with or next following the date of such retirement and shall be payable in the form and over such duration as elected by the Participant pursuant to Section 4.5. The amount of each such monthly retirement allowance shall be computed in the same manner as the Normal Retirement Allowance except that Final Average Salary will be determined as of the Delayed Retirement Date. A Participant shall not accrue additional Credited Service beyond his Normal Retirement Date, unless the Participant has less than twenty-five (25) years of Credited Service; in which case such Participant shall continue to accrue Credited Service (up to a total of twenty-five (25) years), for purposes or reducing or eliminating the short service reductions of Section 4.1(a) and (b). Credited Service accrued after a Participant’s Normal Retirement Date shall not be used in the multiplier fractions of Section 4.1(a) and (b).

8.	Section 4.3 shall be amended to add the following new paragraph at the end of such Section:

Notwithstanding the foregoing, in calculating a Participant’s Early Retirement Allowance under the terms of this Section 4.3, the Participant’s monthly retirement allowance at his or her Normal Retirement Date for purposes of this Section 4.3 hereof shall be the Participant’s monthly retirement allowance under the Pension Plan as of the Participant’s Normal Retirement Date. In calculating this Normal Retirement Date benefit, if the Participant is not eligible for, or chooses not to elect his or her monthly retirement allowance under the provisions of Section 6.5(b) of the Pension Plan, such Participant’s Pension Plan benefit as of his or her termination date shall be increased for purposes of this Plan with an imputed Average Interest Credit to reflect the Participant’s benefit at his or her Normal Retirement Date and shall be converted to the form of a Single Life Annuity option using the Average Treasury Rate and the GATT Mortality Table.

9.	Section 4.5 is amended to delete it in its entirety and to substitute the following:

4.5(a) Immediate Payment Upon Normal Retirement Date of Participant. Subject to the provisions of Section 4.4 hereof, a Participant meeting the age and service eligibility requirements entitling a Participant to a Normal Retirement Allowance, shall receive an immediate distribution of his or her Normal Retirement Allowance upon the Participant’s retirement or termination of employment in the form of a single life annuity, unless the Participant elects in writing a minimum of thirty days prior to his or her retirement or termination date to receive payment of his or her Normal Retirement Allowance under a different form of payment. The forms of payment from which a Participant may elect shall be identical to those forms of payment specified in the Pension Plan, provided, however, that the lump sum payment option available under the Pension Plan shall not be available under this Plan. Such method of payment, once elected by the Participant, shall be irrevocable.

The same actuarial reduction factors and method of calculating actuarial equivalence under the former KeyCorp Pension Plan (1989 Restatement) shall be applicable under this Plan. Any such optional method of retirement payment shall be the actuarial equivalent of the actual dollar amount of lifetime retirement allowance otherwise payable from this Plan after adjustment for the benefit payable from the Pension Plan and the Primary Social Security Benefit.

(b) Deferred Benefit Payment. A Participant who retires or terminates his or her employment with an Employer after meeting the age and service requirements for an Early Retirement Allowance, may elect to defer receipt of his or her Plan benefit until a date specified by the Participant, provided, (1) the Participant notifies the Employer in writing of his or her deferral election a minimum of one year prior to the Participant’s retirement or termination of employment, (2) the Participant specifies the future date on which such Plan benefit is to be distributed and (3) the Participant commences distribution of his or her Plan benefit no later than the first day of the month immediately following the Participant’s sixty-fifth (65th) birthday. The election to defer, once made by the Participant, shall be irrevocable.

Notwithstanding the foregoing, in the case of an “enforceable emergency”, upon written application by the Participant to the Employer, the Employer in its sole discretion may accelerate the distribution of the Participant’s Plan benefit. For purposes of this Section 4.5, the term “unforeseeable emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant if such premature distribution were not permitted.

10.	The amendments set forth in Paragraphs 1, 3, 4, 5, 6, 7, 8, and 9 hereof shall be effective as of the first day of January 1995.

11.	The amendments set forth in Paragraph 2 hereof shall be effective as of the first day of January 1994.

12.	Except as specifically amended, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, KeyCorp has caused this Amendment to the Plan to be executed by its duly authorized officer to be effective as of the first day of January 1995.

KEYCORP
By:	/s/ Steven N. Bulloch
Title:	Assistant Secretary